UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2025
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin,	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2025, The Saint June, L.P. (the Partnership), a Texas limited partnership and 34.13% owned subsidiary of Stratus Properties Inc. (Stratus), as borrower, Stratus, as guarantor, Texas Capital Bank, as administrative agent, and each of the lenders party thereto, entered into an Amendment to Loan Agreement and related agreements effective as of September 30, 2025 (the Amendments), which amend that certain Loan Agreement dated June 2, 2021 by and between the Partnership, Texas Capital Bank and each of the lenders party thereto, each as previously amended (collectively and as amended, the Loan Agreements) and the related Guaranty Agreement by Stratus. The Loan Agreements provide for a construction loan (as amended, the Loan) to finance a portion of the cost of the development and construction of The Saint June, a 182-unit luxury garden-style multi-family project within the Amarra development in Barton Creek, located in Austin, Texas. Construction of The Saint June was completed in fourth-quarter 2023.

The Amendments (i) extend the maturity date of the Loan to October 2, 2027; (ii) provide for advances of an additional $1.5 million, bringing the outstanding principal balance of the Loan to $32.9 million with no funds remaining available for additional principal advances; (iii) decrease the interest rate applicable margin from 2.35% to 2.00%; (iv) eliminate the requirement to make monthly principal payments prior to maturity; and (v) add a new property-level minimum debt yield financial covenant, which replaces the existing property-level debt service coverage ratio. If the debt yield financial covenant is not met, the principal balance of the Loan must be paid down in an amount sufficient to achieve the minimum debt yield. The Amendments permit the Partnership to distribute up to $1.5 million to the partners.

Accordingly, the Loan bears interest at the one-month Term Secured Overnight Financing Rate plus 2.00%, subject to a 3.50% floor. Payments of interest only on the Loan are due monthly with the outstanding principal due at maturity. After closing costs, the Partnership intends to use the remaining portion of the $1.5 million proceeds of the Loan to establish reserves for Partnership expenses and make cash distributions to the partners.

The Loan is secured by The Saint June project and was fully guaranteed by Stratus. However, the guaranty converted to a 50% repayment guaranty upon completion of construction of The Saint June and, as amended, will remain in effect for the duration of the Loan. Notwithstanding the foregoing, Stratus will remain liable for customary carve-out obligations and environmental indemnity.

The foregoing description of the Amendments is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendments, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference into this Item 1.01.

Item 8.01. Other Events.

As previously disclosed, Stratus and the Class B limited partner in the Partnership have made operating loans to the Partnership. In connection with the Amendments, the partners entered into an amendment to the limited partnership agreement of the Partnership to allow for up to $3.0 million of distributions to the partners between September 1, 2025 through September 30, 2027 prior to the Partnership’s repayment of the operating loans.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Amendment to Loan Documents by and among The Saint June, L.P., as borrower, Stratus Properties Inc., as guarantor, Texas Capital Bank, as administrative agent, and each of the lenders party thereto, dated September 30, 2025.
10.2	Note by and between The Saint June, L.P. and Texas Capital Bank effective September 30, 2025.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:	/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer and Principal Accounting Officer)

Date: October 6, 2025